UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2012

FIRST SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33156 (Commission File Number)	20-4623678 (I.R.S. Employer Identification No.)
350 West Washington Street
Suite 600
Tempe, Arizona 85281
(Address of Principal Executive Offices) (Zip Code)
Registrant's telephone number, including area code: (602) 414-9300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 30, 2011, the U.S. Department of Energy (“DOE”) finalized a federal loan and loan guarantee of up to $646 million to support project financing for the Antelope Valley Solar Ranch One (“AVSR”) project, a 230-megawatt solar photovoltaic project in northern Los Angeles County, California, which First Solar, Inc. (“First Solar”) developed, sold to Exelon Corporation and will build, operate and maintain. Construction of AVSR has been proceeding; however, initial funding of the DOE loan for AVSR has not yet occurred pending resolution of an outstanding construction permit issue. As described in the September 30, 2011 Form 8-K, advances under the loan are contingent on the satisfaction of certain conditions and the parties agreed that First Solar would repurchase AVSR if initial funding of the loan did not occur within approximately four months. Because all conditions have not yet been satisfied, the parties have agreed to extend the timeframe for initial funding of the loan to February 24, 2012. If initial funding of the loan has not occurred by such date and such date is not extended further, First Solar would repurchase AVSR for an amount equal to the purchase price paid by Exelon for the project, approximately $75 million, plus certain other costs incurred by Exelon related to the project. If First Solar were to repurchase AVSR, the reacquired project would then become available for sale by First Solar to another party. First Solar expects its current cash and other capital resources would be sufficient to enable First Solar to repurchase AVSR, if necessary, while meeting First Solar's working capital and capital expenditure needs. First Solar expects to begin recognizing revenue for AVSR following initial funding of the loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SOLAR, INC.

Date: February 9, 2012	By:	/s/	Mary Beth Gustafsson
	Name:		Mary Beth Gustafsson
	Title:		Executive Vice President, General Counsel and Secretary